IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email:sandy@ipm.bc.ca

CHEUNG KONG INFRASTRUCTURE (CKI) AND
IMAGIS TECHNOLOGIES
SIGN MASTER DISTRIBUTOR AGREEMENT FOR ASIA PACIFIC

Vancouver, BC, July 31, 2001: (OTCBB: "IGSTF"; CDNX: "NAB"; Germany: "IGY") Imagis Technologies Inc. ("Imagis"): Iain Drummond, President & CEO of Imagis Technologies Inc., is pleased to announce that Imagis has signed a Master Distributor Agreement with the biometric subsidiary of the Hong Kong-based Cheung Kong Infrastructure Holdings (CKI) group of companies, one of the largest publicly listed companies in Hong Kong, of which the Chairman is Li Ka-shing.

Under this agreement, CKI subsidiary bioSecure will promote, distribute, and support Imagis' line of law enforcement and biometric facial recognition products across Asia Pacific, both directly and through a number of sub-distributors. These products, notably the CABS Computerized Arrest & Booking System and Imagis' highly advanced ID-2000TM facial recognition technology, are installed in numerous law enforcement agencies in the United States (particularly California), Canada (where it's the dominant such system in the Royal Canadian Mounted Police), Mexico and Europe.

The versatility and flexibility of ID-2000TM allows software developers to easily incorporate the facial recognition technology into their applications, for uses such as physical access control, casino surveillance, identity verification system in checkpoints like airports, and even the facilitating of locating missing persons. As there is great demand for this type of technology for law enforcement agencies in Hong Kong and across the region, bioSecure intends to produce local language versions of the products.

Mr. H L Kam, Group Managing Director of CKI, said, "CKI has always been actively developing infrastructure and infrastructure-related businesses, and has been looking for new grounds; electronic infrastructure is one of the new developments. To complement the rapid development of technology in the 21st century, the Group has extended our business areas from traditional infrastructure to hi-tech industries. Developing products and applications from biometric solutions fits in well with our strategy. The securing of this important partnership by bioSecure in a short span of time has given us testament that a right direction has been adopted."

About CKI
 Cheung Kong Infrastructure Holdings Limited is a constituent stock of the Hang Seng Index. It is the largest diversified infrastructure company listed in Hong Kong in terms of market capitalization. The Group's three core businesses are energy, transportation and infrastructure materials and infrastructure-related businesses, with investments spanning the Mainland, Hong Kong, the Philippines, Australia and Canada.
www.cki.com.hk

About Imagis Technologies Inc.
 Imagis Technologies Inc., is a Canadian developer of imaging-based software for law enforcement and associated agencies. Its ID-2000TM facial recognition technology forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis markets its products through a global network of business partners.
www.ImagisTechnologies.com/

On behalf of the Board

"Sandra Buschau"
Corporate Secretary

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Imagis Technologies Inc.
Contact: Sandra Buschau
VP Investor Relations
Tel: (604) 684-2449
e-mail:sandy@ipm.bc.ca
www.ImagisTechnologies.com/

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